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                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August 21, 2002, by and between ASSOCIATED MATERIALS INCORPORATED, a Delaware corporation (the "Company"), and KENNETH L. BLOOM, an individual residing in the State of Ohio (the "Executive").

                              W I T N E S S E T H :


                  WHEREAS, the Executive currently serves as President of Alside Siding and Window Company, a division of the Company;

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March 16, 2002, among Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.) ("Parent"), Simon Acquisition Corp. and the Company (the "Merger Agreement"), the Company will become a wholly-owned subsidiary of Parent upon consummation of the transactions contemplated by the Merger Agreement; and

                  WHEREAS, the Company desires to retain the services and employment of the Executive on behalf of the Company following the Offer Completion Date, as such term is defined in the Merger Agreement, and the Executive desires to continue his employment with the Company, upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

                  1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby employs the Executive as the President of Alside Siding and Window Company, and the Executive accepts such employment, for the Employment Term (as defined in Section 3). During the Employment Term, the Executive shall serve as the President of Alside Siding and Window Company and shall report to the President and Chief Executive Officer of the Company, performing such duties as shall be reasonably required of a president, and shall have such other powers and perform such other duties as may from time to time be assigned to him by the President and Chief Executive Officer of the Company and the Board of Directors of the Company (the "Board"). To the extent requested by the Company's President and Chief Executive Officer or the Board, the Executive shall also serve on the Board or any committee of the Board, and/or as a director, officer or employee of Parent or any other person or entity which, from time to time, is a direct or indirect subsidiary of Parent (Parent and each such subsidiary, person or entity, other than the Company, are hereinafter referred to collectively as the "Affiliates," and individually as an "Affiliate"). The Executive's service as a director of the Company or as a director, officer or employee of any Affiliate shall be without additional compensation.
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         2. Performance. The Executive will serve the Company faithfully and to the best of his ability and will devote his full business time, energy, experience and talents to the business of the Company and the Affiliates; provided, however, that it shall not be a violation of this Agreement for the Executive to manage his personal investments and business affairs, or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may reasonably select so long as such service does not interfere with the Executive's performance of his duties hereunder.

         3. Employment Term. Subject to earlier termination pursuant to Section 6, the Executive's term of employment hereunder shall begin on the Offer Completion Date (hereinafter referred to as the "Commencement Date") and continue through the date which is two (2) years following the Commencement Date; provided, however, that beginning on the first anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date, such term shall be automatically extended by an additional one (1) year beyond the end of the then-current term, unless, at least thirty (30) days before such first anniversary of the Commencement Date, or thirty (30) days before any such subsequent anniversary of the Commencement Date, the Company gives written notice to the Executive that the Company does not desire to extend the term of this Agreement, in which case, the term of employment hereunder shall terminate as of the second anniversary of the Commencement Date or the end of the then-current term, as applicable (the term of employment hereunder, including any extensions, in accordance with this Section 3, shall be referred to herein as the "Employment Term").

         4. Compensation and Benefits.

                  (a) Salary. As compensation for his services hereunder and in consideration of the Executive's other agreements hereunder, during the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with the Company's payroll procedures, at an annual rate of Two Hundred Twenty Thousand Dollars ($220,000), subject to annual review by the Board, which may increase, but not decrease, the Executive's base salary.

                  (b) Annual Incentive Bonus; Stock Options. The Executive shall be entitled to participate in an annual incentive bonus plan to be established by the Company, the terms and conditions of which shall be determined by the Board or a committee thereof in consultation with the Company's President and Chief Executive Officer. The Executive shall also be entitled to participate in the stock option plan established by Parent.

                  (c) Retirement, Medical, Dental and Other Benefits. During the Employment Term, the Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various retirement, medical, dental and other employee benefit plans made available by the Company, from time to time, for its executives.

                  (d) Vacation; Sick Leave. During the Employment Term, the Executive shall be entitled to not less than three (3) weeks of vacation during each calendar year and sick leave in accordance with the Company's policies and practices with respect to its executives.

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                  (e) Business Expenses. (1) The Company shall reimburse or
advance payment to the Executive for all reasonable expenses actually incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

                  (2) During the Employment Term, the Executive shall be paid an automobile allowance in the amount of $900 per month. Such allowance shall be paid by the Company to the Executive on the last business day of each month or otherwise in accordance with Company policy.

         5. Covenants of the Executive. The Executive acknowledges that in the course of his employment with the Company he has and will become familiar with the Company's and its the Affiliates' trade secrets and with other confidential information concerning the Company and the Affiliates, and that his services are of special, unique and extraordinary value to the Company and the Affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 5 and that such restrictions and covenants are reasonable given the nature of the Executive's duties and the nature of the Company's business.

                  (a) Noncompetition. During the Employment Term and for the Restricted Period (as hereinafter defined) following termination of the Employment Term, the Executive shall not, within any jurisdiction or marketing area in which the Company or any Affiliate is doing or is qualified to do business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any Business (as hereinafter defined), provided that the Executive's ownership of securities of two percent (2%) or less of any class of securities of a public company shall not, by itself, be considered to be competition with the Company or any Affiliate. For purposes of this Agreement, "Business" shall mean the manufacturing, production, distribution or sale of exterior residential building products, including, without limitation, vinyl siding, windows, fencing, decking, railings and garage doors, or any other business of a type and character engaged in by the Company or an Affiliate during the Employment Term. For purposes of this Agreement, the "Restricted Period" shall be two (2) years.

                  (b) Nonsolicitation. During the Employment Term and for the Restricted Period following termination of the Employment Term, the Executive shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee of the Company or any Affiliate during the Employment Term; (ii) otherwise induce or attempt to induce any employee of the Company or an Affiliate to leave the employ of the Company or such Affiliate, or in any way knowingly interfere with the relationship between the Company or any Affiliate and any employee respectively thereof; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

                  (c) Nondisclosure; Inventions. For the Employment Term and thereafter, (i) the Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order),

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directly or indirectly, other than in the regular and proper course of business of the Company and the Affiliates, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any Affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or the Affiliates (all of the foregoing collectively hereinafter referred to as, "Confidential Information"), and (ii) the Executive will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company and the Affiliates; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by the Executive. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company which are related to the business of the Company and the Affiliates shall be and become the sole property of the Company, unless released in writing by the Board, and the Executive hereby assigns any and all rights therein or thereto to the Company.

                  (d) Nondisparagement. During the Employment Term and thereafter, the Executive shall not take any action to disparage or criticize the Company or any Affiliate or their respective employees, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or any Affiliate. Nothing contained in this Section 5(d) shall preclude the Executive from enforcing his rights under this Agreement.

                  (e) Return of Company Property. All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or an Affiliate, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitations, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term.

                  (f) Enforcement. The Executive acknowledges that a breach of his covenants contained in this Section 5 may cause irreparable damage to the Company and the Affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company and the Affiliates shall be entitled to specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

                  (g) Scope of Covenants. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this
Section 5 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a

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geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

         6. Termination. The employment of the Executive hereunder shall automatically terminate at the end of the Employment Term. The employment of the Executive hereunder and the Employment Term may also be terminated at any time by the Company with or without Cause. For purposes of this Agreement, "Cause" shall mean: (i) embezzlement, theft or misappropriation by the Executive of any property of the Company or an Affiliate; (ii) any breach by the Executive of the Executive's covenants under Section 5; (iii) any breach by the Executive of any other material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within thirty (30) days after the Company has given notice to the Executive describing such breach; (iv) willful failure by the Executive to perform the duties of his employment hereunder which continues for a period of fourteen (14) days following written notice thereof by the Company to the Executive; (v) the conviction of, or a plea of nolo contendere (or a similar plea) to, any criminal offense that is a felony or involves fraud, or any other criminal offense punishable by imprisonment of at least one year or materially injurious to the business or reputation of the Company involving theft, dishonesty, misrepresentation or moral turpitude; (vi) gross negligence or willful misconduct on the part of the Executive in the performance of his duties as an employee, officer or director of the Company or an Affiliate; (vii) the Executive's breach of his fiduciary obligations to the Company or its Affiliates; (viii) the Executive's commission of intentional, wrongful damage to property of the Company or an Affiliate; or (ix) any chemical dependence of the Executive which adversely affects the performance of his duties and responsibilities to the Company or an Affiliate. The existence or non-existence of Cause shall be determined in good faith by the Board. The employment of the Executive may also be terminated at any time by the Executive by notice of resignation delivered to the Company not less than ninety (90) days prior to the effective date of such resignation.

         7. Severance. If the Executive's employment hereunder is terminated during the Employment Term by the Company or is terminated due to expiration of the Employment Term following notice by the Company not to extend the Employment Term in accordance with Section 3, in each case other than for Cause or due to disability (as determined in the good faith discretion of the Board) or death, the Executive shall be entitled to receive as severance an amount equal to the Executive's base salary as in effect immediately prior to the date of the Executive's termination of employment for the longer period of twelve (12) months or the remaining Employment Term (payable, at the Company's option, in a lump-sum or in equal installments in accordance with the Company's payroll procedures during such applicable period following the date of the Executive's termination), and a pro rata portion (based on the number of days the Executive was employed by the Company during the calendar year of termination) of any incentive bonus otherwise payable in accordance with Section 4(b) for the year of termination of the Executive's employment, payable no earlier than the date on which such bonus, if any, would have been paid under the applicable plan or policy of the Company absent such termination of employment. If the Executive's employment is terminated otherwise than as described in this Section 7, the Executive shall not be entitled to any severance, termination pay or similar compensation or benefits, provided that the Executive shall be entitled to any benefits

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then due or accrued in accordance with the applicable employee benefit plans of the Company or applicable law, including "continuation coverage" under the Company's group health plans for purposes of Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"). As a condition of receiving any severance for which he otherwise qualifies under this Section 7, the Executive agrees to execute a general release of the Company and the Affiliates and their respective officers, directors and employees from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with the Executive's employment or termination of employment with the Company or this Agreement (including, without limitation, civil rights claims), in such form as is requested by the Company. The Executive acknowledges and agrees that, except as specifically described in this Section 7, all of the Executive's rights to any compensation, benefits (other than base salary earned through the date of termination of employment, and any benefits due or accrued prior to termination of employment in accordance with the applicable employee benefit plans of the Company or applicable law), bonuses or severance from the Company or any Affiliate after termination of the Employment Term shall cease upon such termination.

         8. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, or sent by reputable overnight courier, postage prepaid, to the addresses set forth as follows:

                  If to the Company:        Associated Materials Incorporated
                                            3773 State Road
                                            Cuyahoga Falls, Ohio 44223

                        With copies to:     Harvest Partners, Inc.
                                            280 Park Avenue, 33rd Floor
                                            New York, New York 10017
                                            Attention:  Ira D. Kleinman

                                    and

                                            White & Case LLP
                                            1155 Avenue of the Americas
                                            New York, New York 10036
                                            Attention:  Oliver C. Brahmst, Esq.

                   If to the Executive:     Kenneth L. Bloom
                                            6487 Dorset Lane
                                            Solon, OH  44139

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party.

         9. General.

                  (a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State.

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                  (b) Construction and Severability. If any provision of this
Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

                  (c) Assignability. The Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of the Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and its successors and assigns. Without limiting the foregoing and notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

                  (d) Warranty by the Executive. The Executive represents and warrants to the Company that the Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts the Executive's ability to perform his obligations under this Agreement or that would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

                  (e) Compliance with Rules and Policies. The Executive shall perform all services in accordance with the lawful policies, procedures and rules established by the Company and the Board. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries and their respective employees, directors and officers.

                  (f) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

                  (g) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by the parties hereto. As of the date hereof, the Severance Agreement, dated as of December 2, 2001, between the Company and the Executive shall be cancelled and be of no further force or effect, without the payment of any additional consideration by or to either of the parties thereto.

                  (h) Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

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                  (i) Survival. The covenants set forth in Section 5 of this
Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

                  (j) Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies are cumulative and not exclusive.

                  (k) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

                  (l) Section References. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.


                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

                                        ASSOCIATED MATERIALS INCORPORATED



Date:   August 21, 2002                 By: /s/ MICHAEL CAPORALE, JR.
                                             Name:   Michael Caporale, Jr.
                                             Title:  President and Chief
                                                      Executive Officer



                                        KENNETH L. BLOOM



Date:   August 28, 2002                 /s/ KENNETH L. BLOOM